Exhibit 99.1

OPTi Receives Rulings on Summary Judgment Motions in Patent

Infringement Action Against Apple Inc.

Palo Alto, CA., April 4, 2009 – OPTi Inc (OTCBB:OPTI) today announced that the United States District Court for the Eastern District of Texas issued rulings in the ongoing patent infringement action between OPTi Inc (“OPTi”) and Apple Inc. (“Apple”). The rulings arise from motions filed by both parties and argued before the court on April 2, 2009.

The rulings as issued on April 3, 2009 are:

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The court granted OPTi’s summary judgment motion that Apple’s accused products infringe the patent at suit and denied Apple’s cross-motion for summary judgment that its products do not infringe the patents-in-suit.

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The court denied Apple’s motion seeking summary judgment that OPTi was entitled to no pre-suit damages for certain products. The Court ruled that whether OPTi had given Apple proper notification of infringement on those products is a question for the jury to decide.

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The court granted in part and denied in part Apple’s motion seeking to exclude the opinions of OPTi’s damages expert. The court ruled that the facts in the case do not support application of the entire market value rule, and that OPTi’s expert would be allowed to present to the jury the balance of the opinions that were the subject of Apple’s motion.

The trial of OPTi’s claims against Apple is scheduled to begin on April 17, 2009.

On January 16, 2007, the Company announced that it filed a complaint against Apple, in the Eastern District of Texas, for infringement of its U.S. patents covering its “pre-snoop” technology. The patent currently at issue in the lawsuit is U.S. patent No. 6,405,291, entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleges that Apple infringes the patent by making, selling, and offering for sale various products based on and incorporating Predictive Snooping technology. OPTi has requested a jury trial in this matter. The Apple action itself is a part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology. Consequently, the outcome of the Apple case itself will play a role in the Company’s strategy for pursuing its patent infringement claims and the Company’s ability to realize licensing revenue from its Predictive Snoop patents will be significantly affected if the litigation is not successful. There can be no assurance of the extent to which the outcome of these rulings will lead to positive results in the Apple case or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against Apple and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Apple litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550